Exhibit 99.1

International Shipholding Corporation Reports First Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--April 27, 2005--International Shipholding Corporation (NYSE:ISH) today reported results for the quarter ended
March 31, 2005. Net income for the first quarter of 2005 was $4.093 million as compared to $2.897 million for the first quarter of 2004.
Net income available to common stockholders for the first quarter of 2005 was $3.526 million after preferred stock dividends on the Company's recently completed preferred stock issue as discussed below.
    Improvement in the current quarter resulted in part from an increase in net income from our investments in unconsolidated entities. The increase stemmed from our share of a gain on the sale of a cement carrier vessel which before tax was $1.225 million.
Additionally, the current quarter reflects positive results from the operation of two used container vessels which, as previously reported, were purchased during December 2004.
    The aforementioned improvements were partially offset by lower results from our U.S. flag LASH liner service. Although cargo volumes remain strong in this service, the results were negatively impacted by higher operating expenses primarily attributable to increased fuel costs.
    Depreciation expense was higher in the first quarter of 2005 as a result of the aforementioned acquisition of two used container vessels made during the fourth quarter of 2004. Administrative and general expenses were higher in the current quarter primarily due to normal wage and benefit increases and higher legal fees.
    In the first quarter of 2004, we experienced a loss of $623,000 on the sale of marketable securities as a result of our decision to redirect the management of our captive insurance company's investment portfolio.
    We previously reported that in December 2004 we made an election under the Jobs Creation Act ("Act") to have our U.S. flag operations
(other than those of two ineligible vessels used exclusively in United States coastwise commerce) taxed under the new "tonnage tax" regime.
As a result of that election, and benefits provided to our foreign operations under the Act, our effective tax rate on earnings before equity in net income of unconsolidated entities is 13.5% in the first quarter of 2005 as compared to 37% in the comparable quarter of 2004.
    The first quarter of 2005 includes dividends on preferred stock.
On January 6, 2005, we announced the completion of our public offering of $40 million of 6% Convertible Exchangeable Preferred Stock. The preferred stock, which has a liquidation preference of $50 per share, accrues cumulative quarterly cash dividends from the date of issuance at a rate of 6% per annum. The preferred stock is initially convertible into two million shares of our common stock, equivalent to an initial conversion price of $20.00 per share of our common stock and reflecting a 34% conversion premium to the $14.90 per share closing price of our common stock on the New York Stock Exchange on December 29, 2004.
    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The
Company's preferred stock is traded on the NYSE with the symbol "ISH
Pr".
    Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

                                                 Three Months Ended
                                                March 31,   March 31,
                                                  2005        2004
                                               ----------- -----------
Revenues                                       $   69,788  $   65,843

Operating Expenses:
     Voyage Expenses                               55,348      51,470
     Vessel and Barge Depreciation                  5,612       4,627
                                               ----------- -----------

Gross Voyage Profit                                 8,828       9,746
                                               ----------- -----------

Administrative and General Expenses                 4,389       3,851
(Gain) Loss on Sale of Other Assets                   (31)          7
                                               ----------- -----------

     Operating Income                               4,470       5,888
                                               ----------- -----------

Interest and Other:
     Interest Expense                               2,543       2,722
     Loss on Sale of Investment                         -         623
     Investment Income                               (285)       (168)
     Loss on Early Extinguishment of Debt               -          31
                                               ----------- -----------
                                                    2,258       3,208
                                               ----------- -----------

Income Before Provision for Income Taxes and
  Equity in Net Income of Unconsolidated
  Entities                                          2,212       2,680
                                               ----------- -----------

Provision for Income Taxes                            298         995
                                               ----------- -----------

Equity in Net Income of Unconsolidated
 Entities (Net of Applicable Taxes)                 2,179       1,212
                                               ----------- -----------

Net Income                                     $    4,093  $    2,897
                                               =========== ===========

Preferred Stock Dividends                             567           -
                                               ----------- -----------

Net Income Available to Common Stockholders    $    3,526  $    2,897
                                               =========== ===========

Basic and Diluted Earnings Per Common Share:
     Net Income Available to Common
      Stockholders                             $     0.58  $     0.48
                                               =========== ===========

Weighted Average Shares of Common Stock
 Outstanding:
     Basic                                      6,082,887   6,082,887
     Diluted                                    6,111,906   6,092,666

    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141